Exhibit 99.1

News Release

Contact:

Paul Chrisco, CFO

(812) 981-7375

FOR IMMEDIATE RELEASE

Your Community Bank, A Subsidiary of Community Bank Shares of Indiana, Inc., Purchases First Federal Bank of Lexington in Transaction with the FDIC

Community Bank Shares of Indiana, Inc. (NASDAQ: CBIN), the holding company for Your Community Bank, today announced that Your Community Bank has acquired all the deposits and substantially all the assets of First Federal Bank with offices in Lexington and Georgetown, Kentucky, through an agreement with the Federal Deposit Insurance Corporation.

As a result of this acquisition, Your Community Bank will assume approximately $93.9 million in deposits and acquire approximately $100.1 million in assets. Your Community Bank will not acquire any of First Federal Bank’s other real estate owned. This transaction is not subject to a loss share agreement, but is subject to an asset purchase discount of $5.85 million.

All branches previously operated by First Federal Bank will reopen during normal operating hours on Monday, April 22, 2013, as branches of Your Community Bank. Depositors of First Federal Bank will automatically become depositors of Your Community Bank, and their deposits continue to be insured by the FDIC up to the legal limit.

Commenting on the announcement, James Rickard, President and Chief Executive Officer of Community Bank Shares, said, “We are excited to welcome the customers of First Federal Bank to our family. Our goal is to provide exceptional service at every customer touch-point and work diligently to consistently deliver that service expectation to our new clients in Lexington and Georgetown, Kentucky. We also want to reassure all customers of First Federal Bank that their deposits are safe and accessible using their existing account numbers, checks, ATM/debit cards, and online banking login. In time, deposit accounts will be converted to Your Community Bank’s deposit account platform and customers will be able to take advantage of the full-suite of technology offerings including mobile, text, and online banking at their individual discretion. “

Rickard continued, “Your Community Bank was able to take advantage of this expansion opportunity because of a strong capital position. At year-end 2012, Your Community Bank had a Tier 1 Leverage Ratio of 12.27% and a Total Risk-Based Capital Ratio of 18.92%. We are forecasting that the transaction will be accretive to net income and earnings per diluted common share in 2013.”

Also commenting on this announcement, Kevin Cecil, President and Chief Executive Officer of Your Community Bank, said, “This acquisition positions our banking franchise further East on I-64 in one of the most attractive markets in Kentucky. Strategically it is a natural expansion opportunity because of its congruence with existing locations in Louisville and Bardstown, Kentucky, and Southern Indiana. We look forward to building upon the strong customer relationships that already exist in the Lexington market and look forward to making this a transparent and successful transition.”

About Community Bank Shares of Indiana, Inc.

Community Bank Shares of Indiana, Inc. was formed in 1991 as the nation’s first ever mutual holding company. In 1995 the company went public under the NASDAQ symbol CBIN. Today, Community Bank Shares of Indiana ,Inc. is Southeastern Indiana’s largest locally owned and headquartered bank holding company and includes Your Community Bank and The Scott County State Bank. The mission statement of Community Bank Shares of Indiana reflects its purpose: “Achieving financial goals through exceptional people and exceptional service.” Community Bank Shares of Indiana strives to help shareholders, customers, employees, and our communities achieve their respective financial goals by empowering talented individuals to provide a level of unmatched customer service. To learn more about us, please visit www.yourcommunitybank.com and www.scottcountystatebank.com.

FORWARD-LOOKING STATEMENTS. Statements in this press release relating to the Company’s plans, objectives, forecasts or future performance are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and Section 21E of the Securities Exchange Act of 1934. Such statements are based on management's current expectations. The Company’s actual strategies and results in future periods may differ materially from those currently expected due to various risks and uncertainties, including risks as to the condition of newly-acquired assets, risks in effectively integrating newly-acquired operations with existing operations, risks related to managing newly acquired operations and those additional risks and uncertainties discussed in the Company’s 2012 Form 10-K and subsequent 10-Qs filed with the Securities and Exchange Commission.

Community Bank Shares of Indiana, Inc.
Paul Chrisco, CFO, 812-981-7375

Source: Community Bank Shares of Indiana, Inc.